Shareholder meeting

On December 1, 2004, a Special Meeting of shareholders of the Fund was held to elect nine Trustees effective January 1, 2005.

Proxies covering 912,335 shares of beneficial interest were voted at the meeting.

The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:

                                                    WITHHELD
                           FOR                      AUTHORITY
James F. Carlin            900,543                   11,792
Richard P. Chapman, Jr.    900,543                   11,792
William H. Cunningham      897,873                   14,462
Ronald R. Dion             900,543                   11,792
Charles L. Ladner          900,543                   11,792
Dr. John A. Moore          900,543                   11,792
Patti McGill Peterson      897,873                   14,462
Steven R. Pruchansky       900,543                   11,792
James A. Shepherdson       900,543                   11,792